Exhibit 2.1

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of May 13, 2005 by and among FIVE STAR QUALITY CARE, INC., a Maryland corporation (the “Purchaser”), and each of the Pennsylvania limited liability companies identified as a “Seller” on the signature page hereof (each, a “Seller” and, collectively, the “Sellers”).

WITNESSETH:

WHEREAS, the Purchaser and the Sellers are parties to a Purchase and Sale Agreement, dated as of January 21, 2005, as amended by a First Amendment to Purchase and Sale Agreement, dated as of February 3, 2005 (as so amended, the “Agreement”); and

WHEREAS, the Sellers and the Purchaser agree that the Purchaser’s diligence pursuant to Article III of the Agreement cannot be satisfactorily completed prior to the expiration of the Inspection Period (as defined therein); and

WHEREAS, the parties have agreed to extend the Inspection Period and the rights of the Purchaser under Article III of the Agreement subject to and upon the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Purchaser and the Sellers, intending to be legally bound, hereby agree as follows:

1.   Definitions. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given therefor in the Agreement.

2.   Inspection Period. The definition of the term “Inspection Period” set forth in Section 1.23 of the Agreement is deleted in its entirety and the following substituted therefor:

“Inspection Period” shall mean the period expiring at 8:00 p.m., local time at the Property, on May 16, 2005.

3.   No Other Amendments. As amended herein, the Agreement and the parties rights and obligations thereunder remain unmodified and in full force and effect.

4.   Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same agreement. Any such counterpart may be delivered by facsimile or e-mail (in .pdf format).

[Signatures follow on the next page.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as a sealed instrument as of the date first written above.

SELLERS:

FRANCISCAN MANOR ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC, its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

MUIRFIELD ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

PRESTWICKE ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

ROYAL ABERDEEN ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

TROON ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

TURNBERRY ASSOCIATES, LLC, a Pennsylvania limited liability company

By:	Gordon Health Ventures, LLC,

its member

By: /s/ Scott W. Gordon

Scott W. Gordon

Chief Operating Officer

PURCHASER:

FIVE STAR QUALITY CARE, INC.,

a Maryland corporation

By: /s/ Bruce J. Mackey Jr.

Bruce J. Mackey Jr.

Treasurer

The undersigned hereby acknowledges receipt of a copy of this Amendment and agrees to its terms.

/s/ Scott W. Gordon

Scott W. Gordon